Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
ENTRY INTO POWER PURCHASE AGREEMENTS --- ENTRY INTO VACANT LAND PURCHASE AGREEMENT --- ENTRY INTO FACILITIES STUDY AGREEMENTS

Vancouver, B.C. – December 19, 2012 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”) announced today that, on December 7, 2012 (the “Apple Valley East PPAs Effective Date”), the Company’s wholly-owned subsidiaries, Coronus Apple Valley East 1 LLC and Coronus Apple Valley East 2 LLC, entered into two identical Power Purchase Agreements (the “Apple Valley East PPAs”) with Southern California Edison (“SCE”). The Apple Valley East PPAs relate to the Company’s applications for interconnection service and the CREST tariff for two 1.5 MW solar PV power systems (the “Apple Valley East 1 and Apple Valley East 2 Projects”) on SCE’s Tussing 12 kV distribution circuit, situated east of Apple Valley, in the County of San Bernardino, California.

The Apple Valley East PPAs are standardized, must-take, full buy/ sell, power purchase agreements, where SCE purchases all of the Apple Valley East 1 and Apple Valley East 2 Projects’ generation, net of station use. The term of the Apple Valley East PPAs is 20 years. The price SCE pays for the generation shall be premised on the adopted 2011 Market Price Referent, and shall be adjusted according to SCE’s time of delivery periods and energy allocation factors, as scheduled in the Apple Valley East PPAs. Initial operation of the Apple Valley East 1 and Apple Valley East 2 Projects must be no later than eighteen months from the Apple Valley East PPAs Effective Date. The Apple Valley East PPAs include, but are not limited to, provisions in respect of termination, facility operation, billing and payment, curtailment, and insurance. Additionally, on or before the thirtieth day following the Apple Valley East PPAs Effective Date, the Company is required to post and maintain development fees (the “Apple Valley East PPAs Development Securities”) equal to USD $38,850 per Apple Valley East PPA. If, on or before initial operation, the Company demonstrate to SCE's satisfaction that it has installed all of the equipment or devices necessary for the Company to satisfy the gross power rating of the generating facilities, SCE shall return the Apple Valley East PPAs Development Securities to the Company within thirty days of each facility’s initial operation.

On December 8, 2012, the Company’s wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a Vacant Land Purchase Agreement (the “Apple Valley East Re-Site Agreement”). Under the Apple Valley East Re-Site Agreement, Coronus agrees to acquire a 14.78 acre parcel of vacant land, situated east of Apple Valley, in the County of San Bernardino, California, from An Nhien Dai Nguyen and Anthony Nguyen. The purchase price is USD $300,000. Close of escrow is December 31, 2012. Coronus deposited USD $1,000 into escrow and agrees to deposit an additional USD $99,000 within sufficient time to close escrow. An Nhien Dai Nguyen and Anthony Nguyen agree to carry back the balance amount of USD $200,000 for three months at 0% ($nil) interest. The Apple Valley East Re-Site Agreement is contingent on the clear transfer of title.

On December 18, 2012, Coronus entered into two Facilities Study Agreements (the “FAS Agreements for Apple Valley East 1 and 2”) with SCE. The FAS Agreements for Apple Valley East 1 and 2 are in relation to the Apple Valley East 1 and Apple Valley East 2 Projects, as described above. The FAS Agreements for Apple Valley East 1 and 2 set forth the terms and conditions for SCE to perform a facilities study to determine the impacts that would result from interconnecting the Apple Valley East 1 and 2 Projects and the adequacy of SCE’s electrical system to accommodate the Apple Valley East 1 and 2 Projects. In addition, SCE shall make a refined determination of the required interconnection facilities and distribution system upgrades, and any other modifications or additions that would be needed, to accommodate the Apple Valley East 1 and 2 Projects. The estimated cost of the FAS Agreements for the Apple Valley East 1 and 2 Projects is USD $15,000 per FAS Agreement. On entering into the FAS Agreements for Apple Valley East 1 and 2, Coronus paid SCE USD $30,000 in deposits.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk
President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.